EXHIBIT 99.1

Intelligent Systems Announces Fourth Quarter and 2014 Results

Company Continues Review of Strategic Alternatives

NORCROSS, Ga., Feb. 18, 2015 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE MKT:INS) (www.intelsys.com) announced today its financial results for the three and twelve month periods ended December 31, 2014.

For the three month period ended December 31, 2014, the company reported total revenue of $3,434,000, as compared to revenue of $3,491,000 in the fourth quarter of 2013. Net income attributable to Intelligent Systems in the fourth quarter of 2014 was $211,000 ($0.02 per share) compared to a net loss attributable to Intelligent Systems of $58,000 ($0.01 per share) in the fourth quarter of 2013.

For the twelve month period ended December 31, 2014, total revenue was $14,586,000 compared to total revenue of $16,318,000 in the prior year. Net loss attributable to Intelligent Systems for fiscal year 2014 was $76,000 ($0.01 per share) compared to net income attributable to Intelligent Systems of $1,084,000 ($0.12 per share) in fiscal 2013.

Included in the fourth quarter and fiscal year 2014 results is income from discontinued operations of $100,000, representing the release of a liability related to the company's sale of its former VISaer subsidiary in 2008. As previously disclosed, the results for the twelve month period ended December 31, 2014 include a legal settlement expense of $387,000 as well as $128,000 in investment income, representing principally a gain on the sale of a small equity investment in a privately held company.

J. Leland Strange, President and Chief Executive Officer, stated, "As previously disclosed, we are undertaking an exploration of strategic alternatives to enhance shareholder value, focusing on the potential realizable value of our CoreCard and ChemFree subsidiaries and the possibility of a sale at a favorable price of one or both. We continue to advance this process, including ongoing discussions with potential purchasers and gathering input from third parties to assist in the board's review."

Furthermore, there can be no assurance that the board will elect to proceed with a sale and it is also possible that this consideration of strategic alternatives will lead to the conclusion that the company's shareholders are best served by continuing to own and operate one or both of our current businesses for the present time. Unless otherwise required by law, the company does not intend to provide updates or comment further concerning this process unless a transaction is approved by the board or the review process is completed.

The company is filing its Form 10-K for the period ended December 31, 2014 with the Securities and Exchange Commission today, February 18, 2015. For additional information about reported results, investors will be able to access the Form 10-K on the company's website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation (NYSE MKT:INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments in the information technology and industrial products industries. The company's principal majority-owned subsidiaries are CoreCard Software, Inc. (www.corecard.com), a provider of software and services for prepaid and credit card processing, and ChemFree Corporation (www.chemfree.com), a leader in bioremediating parts washer equipment and supplies.  Further information is available on the company's website at www.intelsys.com or by calling the company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies and further declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2014 (unaudited)	2013 (unaudited)	2014 (audited)	2013 (audited)
Revenue
Products	$ 2,502	$ 2,483	$ 10,908	$12,608
Services	932	1,008	3,678	3,710
Total revenue	3,434	3,491	14,586	16,318
Cost of revenue
Products	1,344	1,354	6,028	6,367
Services	452	537	1,823	2,257
Total cost of revenue	1,796	1,891	7,851	8,624
Expenses
Marketing	304	388	1,408	1,632
General & administrative	620	590	2,914	2,680
Research & development	841	816	3,207	2,679
Legal settlement	--	48	387	259
Income (loss) from operations	(127)	(242)	(1,181)	444
Other income (expense)
Interest income (expense), net	(2)	(1)	--	1
Investment income	3	1	128	1
Equity in income (loss) of affiliate	(2)	17	(1)	21
Other income, net	16	22	52	71
Income (loss) before income taxes	(112)	(203)	(1,002)	538
Income taxes	14	26	53	69
Net income (loss) from continuing operations	(126)	(229)	(1,055)	469
Income from discontinued operations	100	--	100	--
Net income (loss)	(26)	(229)	(955)	469
Net loss attributable to noncontrolling interest	237	171	879	615
Net income (loss) attributable to Intelligent Systems	$ 211	$ (58)	$ (76)	$ 1,084
Income (loss) per share based on income (loss) attributable to Intelligent Systems:
Net income (loss) per share, basic & diluted	$ 0.02	$ (0.01)	$ (0.01)	$ 0.12
Basic weighted average common shares	8,958,028	8,959,028	8,958,028	8,958,028
Diluted weighted average common shares	8,949,505	8,958,028	8,958,028	8,959,742

CONDENSED CONSOLIDATED BALANCE SHEETS
(audited; in thousands, except share and per share amounts)

As of December 31,	2014	2013
ASSETS
Current assets:
Cash	$ 2,624	$ 3,433
Marketable securities	463	351
Accounts receivable, net	1,777	2,427
Inventories, net	1,042	1,106
Other current assets	509	327
Total current assets	6,415	7,644
Investments	1,605	1,650
Property and equipment, at cost less accumulated depreciation	1,069	1,145
Patents, net	19	64
Other long-term assets	97	124
Total assets	$ 9,205	$ 10,627

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 280	$ 472
Deferred revenue, current portion	636	668
Accrued payroll	734	680
Accrued expenses	282	623
Other current liabilities	274	267
Total current liabilities	2,206	2,710
Deferred revenue, net of current portion	191	238
Other long-term liabilities	230	185
Total Intelligent Systems Corporation stockholders' equity	8,767	8,806
Noncontrolling interest	(2,189)	(1,312)
Total stockholders' equity	6,578	7,494
Total liabilities and stockholders' equity	$ 9,205	$ 10,627
CONTACT: Bonnie Herron
         770-564-5504
         bherron@intelsys.com